BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON APRIL 25, 2019

1.           Date, Time and Place: Meeting held on April 25, 2019, at 12:00 p.m., in São Paulo City, São Paulo State, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2.           Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”) and Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”).

3.           Presiding Board: Chairman: Pedro Parente. Secretary: Carlos Eduardo de Castro Neves.

4.           Agenda: (i) Approval of Form 20-F.

5.           Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolution was taken:

5.1.      Approval of Form 20-F. The members of the Board of Directors, by unanimous votes of the present members and considering recommendation of the Fiscal Council and the Statutory Audit Committee of the Company, approved the filing of Form 20-F before the Securities and Exchange Commission as it was submitted to them, subject only to the updates arising from the Ordinary and Extraordinary General Shareholders’ Meeting to be held on April 29, 2019 (“AGOE”) and other facts that may occur after the present date, in a way that such filing must occur after the AGOE, on April 29, 2019.

Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on April 25, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON APRIL 25, 2019

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.           Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 7, pages 15 and 16, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, April 25, 2019.

Carlos Eduardo de Castro Neves Secretary

Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on April 25, 2019.